WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                Restated Financial Data Schedule     Exhibit 27.2
            Item 601(c) of Regulation S-K Commercial
      and Industrial Companies Article 5 of Regulation S-X
        (dollars in thousands, except per share amounts)

                                                       Three Months Six Months  Nine Months
                                                           Ended      Ended        Ended
                                December 31, December 31, March 31,  June 30,   September 30,
Item Number  Item Description       1995        1996        1996       1996        1996
5-02(1)      cash and cash items   298,931     579,726     326,150    388,726    465,819
5-02(2)      marketable securities  34,190       4,921      12,691      3,295      2,864
5-02(3)(a)(6)notes and accounts
             receivable-trade       57,909     342,307      47,527     79,771    109,453
5-02(4)      allowances for doubtful
             accounts                  N/A         N/A         N/A        N/A        N/A
5-02(6)      inventory                 N/A         N/A         N/A        N/A        N/A
5-02(9)      total current assets      N/A         N/A         N/A        N/A        N/A
5-02(13)     property, plant and
             equipment           1,945,439   3,619,799   2,040,011  2,233,645  2,461,673
5-02(14)     accumulated
             depreciation          164,184     271,216     179,917    205,021    237,903
5-02(18)     total assets        2,654,038   5,712,907   2,721,400  2,975,127  3,548,442
5-02(21)     total current liabilities N/A         N/A         N/A        N/A        N/A
5-02(22)     bonds and
             mortgages and
             similar debt        1,763,424   2,901,580   1,793,305  1,922,725  2,247,255
5-02(28)     preferred stock-
             mandatory redemption      N/A     103,930         N/A    103,930    103,930
5-02(29)     preferred stock-no
             mandatory redemption      N/A     136,065         N/A        N/A        N/A
5-02(30)     common stock            3,421       4,303       3,523      3,523      3,853
5-02(31)     other stockholders'
             equity                540,111     876,487     565,705    584,413    717,959
5-02(32)     total liabilities and
             stockholders'equity 2,654,038   5,712,907   2,721,400  2,975,127  3,548,442
5-03(b)(1)(a)net sales of tangible
             products              335,630     518,934      75,944    180,679    346,166
5-03(b)(1)   total revenues        398,723     576,195      90,356    206,150    385,198
5-03(b)(2)(a)costs of tangible
             goods sold                N/A      31,840         N/A        N/A        N/A
5-03(b)(2)   total costs and expenses
             applicable to sales and
             revenues-operating
             expense               103,602     132,655      23,331     51,658     91,840
5-03(b)(3)   other costs and
             expenses-general
             and administration     23,376      21,451       4,179      9,296     15,814
5-03(b)(5)   provision for doubtful
             accounts and notes        N/A         N/A         N/A        N/A        N/A
5-03(b)(8)   interest and amortization
             of debt discount      102,083     126,038      22,873     47,996     85,062
5-03(b)(10)  income before taxes
             and other items        97,051     135,713      20,958     49,270    108,216
5-03(b)(11)  income tax expense     30,631      41,821       6,497     15,537     33,862
5-03(b)(14)  income continuing
             operations             63,415      92,461      14,461     33,733     71,287
5-03(b)(19)  net income             63,415      92,461      14,461     33,733     71,287
5-03(b)(20)  earnings per share       1.32        1.69         .28        .65       1.37
5-03(b)(20)  earnings per share
             diluted                  1.22        1.54         .27        .60       1.22


